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Exhibit 5.1

September 2, 2005

First Community Bancorp
6110 El Tordo, PO Box 2388
Rancho Santa Fe, California 92067

  Re:
  Registration of 866,437 shares of common stock, without par value, of First Community Bancorp pursuant to a Registration Statement on Form S-4

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") of 866,437 shares (the "Securities") of common stock, without par value, of First Community Bancorp, a California corporation (the "Company"), to be issued in connection with the Agreement and Plan of Merger, dated June 9, 2005, by and between the Company and Pacific Liberty Bank, a California corporation, I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the Corporations Code of the State of California, and I am expressing no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

        I have relied as to certain matters on information obtained from public officials and other sources believed by me to be responsible. Except as asset forth below, in my examination, I have assumed the genuineness of all signatures, the authenticity of all original documents, and the conformity to authentic original documents of all copied documents.

        This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions covered hereby. This opinion may not be relied upon for any other purpose, or furnished to, quoted from or relied upon by any other person, firm or corporation for any purpose, without my prior written consent.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the use of my name under the heading "Validity of Common Stock" in the proxy statement-prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required under Section 7 of the Act.

Very truly yours,
/s/ JARED M. WOLFF
Jared M. Wolff Executive Vice President, General Counsel And Secretary

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  Exhibit 5.1
September 2, 2005